Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A Tier 2 on Form 1-A (or Form 1-K) of our reports dated September 25, 2023, with respect to the balance sheet of RAD DIVERSIFIED LAND REIT, INC. as of December 31, 2022 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from inception (September 8, 2022) through December 31, 2022, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

October 13, 2023